Exhibit 99.6

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

Host Hotels & Resorts Inc. operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through Host Hotels & Resorts L.P. and its subsidiaries. Host Hotels & Resorts, L.P., a Delaware limited partnership, operates through an umbrella partnership structure, with Host Hotels & Resorts, Inc., a Maryland corporation, as its sole general partner. In the notes to the financial statements, we use the terms “we” or “our” to refer to Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. together, unless the context indicates otherwise. We also use the term “Host Inc.” to refer specifically to Host Hotels & Resorts, Inc. and the term “Host L.P.” to refer specifically to Host Hotels & Resorts, L.P. (and its consolidated subsidiaries) in cases where it is important to distinguish between Host Inc. and Host L.P. Host Inc. holds approximately 98.5% of Host L.P.’s partnership interests, or OP units.

As of December 31, 2011, our lodging portfolio in the United States consisted of 105 hotels with approximately 60,700 rooms. Our U.S. portfolio is geographically diverse, with hotels in cities in 25 states and in Washington, D.C. We also own 16 hotels with approximately 4,300 rooms in Australia, Brazil, Canada, Chile, Mexico and New Zealand. Additionally, we own an approximate one-third interest in a European joint venture that owns 13 hotels with approximately 4,200 rooms located in Belgium, France, Italy, Poland, The Netherlands, Spain and the United Kingdom. We are the general partner of the joint venture and act as asset manager for these hotels. We also own a 25% interest in an Asian joint venture that has acquired a 36% interest in a joint venture to develop seven properties in India by 2014.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the consolidated accounts of Host Inc., Host L.P. and their subsidiaries and controlled affiliates, including joint ventures and partnerships. We consolidate subsidiaries when we have the ability to direct the activities that most significantly impact the economic performance of the entity. For those partnerships and joint ventures where we are the general partner, we review the rights of the limited partners to determine if those rights would overcome the assumption of control as the general partner. Limited partner rights which would overcome presumption of control by the general partner include the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause and substantive participating rights over activities considered most significant to the business of the partnership or joint venture, primarily voting rights.

We also evaluate our subsidiaries to determine if they should be considered variable interest entities (“VIEs”). Typically, the entity that has the power to direct the activities that most significantly impact economic performance would consolidate the VIE. We consider an entity a VIE if equity investors own an interest therein that does not have the characteristics of a controlling financial interest or if such investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In accordance with ASC 810, we reviewed our subsidiaries to determine if (i) they should be considered VIEs, and (ii) whether we should change our consolidation determination based on changes in the characteristics of these entities.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture, fixtures and equipment replacement, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions, and a reserve required for potential legal damages. For purposes of the statements of cash flows, changes in restricted cash caused by changes in required legal reserves are shown as operating activities. Changes in restricted cash caused by using such funds for furniture, fixtures and equipment replacement are shown as investing activities. The remaining changes in restricted cash are the direct result of restrictions under our loan agreements, and, as such, are reflected in cash flows from financing activities.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Generally, property and equipment is recorded at cost. For properties we develop, cost includes interest and real estate taxes incurred during construction. For property and equipment acquired in a business combination, we record the assets based on their fair value as of the acquisition date. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. We depreciate our property and equipment using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening or acquisition, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when placed in service.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which generally is funded with 5% of property revenues.

We analyze our assets for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. We consider a property to be impaired when the sum of the future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. We test for impairment in several situations, including when a property has a current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and the carrying value of an asset may not be recoverable. For impaired assets, we record an impairment charge equal to the excess of the asset’s carrying value over its fair value. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including assumptions of the projected cash flows, both from operations and the eventual disposition, the expected useful life and holding period of the asset, the future required capital expenditures and fair values, including consideration of capitalization rates, discount rates and comparable selling prices. During 2011, we recognized impairment charges of $8 million on two properties based on a change in estimated hold period. One of the properties was disposed of in 2011 and the other was classified as held-for-sale in 2012.

We will classify a hotel as held-for-sale when the sale of the asset is probable, will be completed within one year and actions to complete the sale are unlikely to change or that the sale will not occur. Accordingly, we typically classify assets as held-for-sale when Host Inc.’s Board of Directors has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash, and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will cease recording depreciation and will record an impairment loss if the fair value less costs to sell is less than the carrying amount of the hotel. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statements of operations and classify the assets and related liabilities as held-for-sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We recognize the fair value of any liability for conditional asset retirement obligations, including environmental remediation liabilities, when incurred, which generally is upon acquisition, construction, or development and/or through the normal operation of the asset, if sufficient information exists with which to reasonably estimate the fair value of the obligation.

Intangible Assets

In conjunction with our acquisitions, we may identify intangible assets. Identifiable intangible assets typically include contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value. These contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements.

Non-Controlling Interests

Other Consolidated Partnerships. As of December 31, 2011, we consolidate five majority-owned partnerships that have third-party, non-controlling ownership interests. The third-party partnership interests are included in non-controlling interest-other consolidated partnerships on the consolidated balance sheets and totaled $36 million and $29 million as of December 31, 2011 and 2010, respectively. Three of the partnerships have finite lives ranging from 99 to 100 years that terminate between 2081 and 2095, and the associated non-controlling interests are mandatorily redeemable at the end of, but not prior to, the finite life. At December 31, 2011 and 2010, the fair values of the non-controlling interests in the partnerships with finite lives were approximately $67 million and $65 million, respectively.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net income (loss) attributable to non-controlling interests of consolidated partnerships is included in our determination of net income (loss). Net income (loss) attributable to non-controlling interests of third parties of $(1) million, $0.4 million and $(1) million for the years ended December 31, 2011, 2010 and 2009, respectively, is included in the determination of net income (loss) attributable to Host Inc. and Host L.P.

Host Inc.’s treatment of the non-controlling interests of Host L.P. Host Inc. adjusts the non-controlling interests of Host L.P. each period so that the amount presented equals the greater of its carrying value based on the historical cost or its redemption value. The historical cost is based on the proportional relationship between the historical cost of equity held by our common stockholders relative to that of the unitholders of Host L.P. The redemption value is based on the amount of cash or Host Inc. stock, at our option, that would be paid to the non-controlling interests of Host L.P. if it were terminated. Therefore, we have assumed that the redemption value is equivalent to the number of shares issuable upon conversion of the outside OP units valued at the market price of Host Inc. common stock at the balance sheet date. Subsequent to the stock dividend issued in 2009 (see Note 5 “Equity of Host Inc. and Capital of Host L.P.”), one OP unit now may be exchanged into 1.021494 shares of Host Inc. common stock. Non-controlling interests of Host L.P. are classified in the mezzanine section of the balance sheet as they do not meet the requirements for equity classification because the redemption feature requires the delivery of registered shares. The table below details the historical cost and redemption values for the non-controlling interests (in millions):

	As of December 31,
	2011	2010
OP units outstanding (millions)	10.5	10.5
Market price per Host Inc. common share	$14.77	$17.87
Shares issuable upon conversion of one OP unit	1.021494	1.021494
Redemption value (millions)	$158	$191
Historical cost (millions)	$102	$101
Book value (millions) (1)	$158	$191

(1)	The book value recorded is equal to the greater of the redemption value or the historical cost.

Net income (loss) is allocated to the non-controlling interests of Host L.P. based on their weighted average ownership percentage during the period. Net loss attributable to Host Inc. has been reduced by the amount attributable to non-controlling interests in Host L.P., which totaled $2 million and $5 million for 2010 and 2009, respectively.

Distributions from Investments in Affiliates

We classify the distributions from our equity investments in the statements of cash flows based upon an evaluation of the specific facts and circumstances of each distribution. For example, distributions from cash generated by property operations are classified as cash flows from operating activities. However, distributions received as a result of property sales are classified as cash flows from investing activities.

Other-than-Temporary Impairments

We review our equity method investments for impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected useful life or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we generally will have few observable inputs and will determine fair value based on a discounted cash flow analysis of the investment, as well as consideration of the impact of other elements (i.e. control premiums, etc.). We use certain inputs such as available third-party appraisals and forecast net operating income for the hotel properties in order to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between the fair value and the carrying value of the investment.

Income Taxes

Host Inc. has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income, including net capital gains, annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, one of our subsidiary REITs is subject to a tax on “built-in-gains” on sales of certain assets. As a partnership for federal income tax purposes, Host L.P. is not subject to federal income tax. Host L.P. is, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of the Host L.P. taxable REIT subsidiaries is taxable as a regular C corporation and is subject to federal, state and foreign income tax. Our consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of our taxable REIT subsidiaries, state income and franchise taxes incurred by Host Inc. and Host L.P., and foreign income taxes incurred by Host L.P., as well as each of their respective subsidiaries.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the partnership agreement, Host L.P. generally is required to reimburse Host Inc. for any tax payments it is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Inc. and its subsidiaries. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using the effective interest method.

Foreign Currency Translation

As of December 31, 2011, our foreign operations consist of hotels located in Australia, Brazil, Chile, Canada, Mexico, and New Zealand, as well as an investment in joint ventures in Europe and Asia. The financial statements of these properties and our investments therein are maintained in their functional currency, which generally is the local currency, and are translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties and the investments are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in other comprehensive income (loss).

Foreign currency transactions are recorded in the functional currency for each entity using the exchange rates prevailing at the dates of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at period end exchange rates. The resulting exchange differences are recorded in gain (loss) on foreign currency transactions and derivatives on the accompanying consolidated statements of operations, except when deferred in accumulated other comprehensive income (loss) as qualifying net investment hedges.

Derivative Instruments

We are subject to market exposures in several aspects of our business and may enter into derivative instruments in order to hedge the effect of these market exposures on our operations. Potential market exposures for which we may use derivative instruments to hedge include: (i) changes in the fair value of our foreign investments due to fluctuations in currency exchange rates, (ii) changes in the fair value of our fixed-rate debt due to changes in the underlying interest rates, and (iii) variability in interest payments due to changes in the underlying interest rate for our floating-rate debt. Prior to entering into the derivative instrument, we evaluate whether the transaction will qualify for hedge accounting and continue to evaluate hedge effectiveness through the life of the instrument. Derivative instruments that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to net income (loss) or accumulated other comprehensive income (loss), based on the applicable hedge accounting guidance. We incorporate credit valuation adjustments to reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative instruments for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and accumulated guarantees.

Accumulated Other Comprehensive Income (Loss)

The components of total accumulated other comprehensive income (loss) in the balance sheets are as follows (in millions):

	As of December 31,
	2011	2010
Gain on forward currency contracts	$11	$7
Loss on interest rate swap cash flow hedges	(3)	—
Foreign currency translation	(9)	18

Total accumulated other comprehensive income (loss)	$(1)	$25

Revenues

Our results of operations include revenues and expenses of our hotels. Revenues are recognized when the services are provided. Additionally, we collect sales, use, occupancy and similar taxes at our hotels, which we present on a net basis (excluded from revenues) on our statements of operations.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Host Inc. Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of Host Inc. common stock outstanding. Diluted earnings (loss) per common share is computed by dividing net income (loss) available to common stockholders, as adjusted for potentially dilutive securities, by the weighted average number of shares of Host Inc. common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, other non-controlling interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2011	2010	2009
	(in millions, except per share amounts)
Net loss	$(16)	$(132)	$(258)
Net loss attributable to non-controlling interests	1	2	6
Dividends on preferred stock	—	(4)	(9)
Issuance costs of redeemed preferred stock (1)	—	(4)	—

Loss available to common stockholders	(15)	(138)	(261)
Assuming deduction of gain recognized for the repurchase of 2004 Debentures (2)	—	—	(2)

Diluted loss available to common stockholders	$(15)	$(138)	$(263)

Basic weighted average shares outstanding	693.0	656.1	586.3
Assuming weighted average shares for the repurchased 2004 Debentures	—	—	.9

Diluted weighted average shares outstanding (3)	693.0	656.1	587.2

Basic loss per share	$(.02)	$(.21)	$(.45)
Diluted loss per share	$(.02)	$(.21)	$(.45)

(1)	Represents the original issuance costs associated with the Class E preferred stock, which stock was redeemed during 2010.
(2)

During 2009, we repurchased $75 million face amount of our $500 million 3 1/4% exchangeable senior debentures (the “2004 Debentures”) with a carrying value of $72 million for approximately $69 million. We are required to determine the dilutive effect of the repurchased 2004 Debentures separately from the 2004 Debentures outstanding at December 31, 2009. The 2004 Debentures repurchased during 2009 are treated as having been converted to Host Inc. common stock equivalents at the start of the period. Accordingly, the 2009 adjustments to net income related to the repurchased 2004 Debentures include a $3 million gain, net of interest expense on the repurchased debentures.

(3)	There are 47 million, 53 million and 51 million potentially dilutive shares for our exchangeable senior debentures and shares granted under comprehensive stock plans which were not included in the computation of diluted EPS as of December 31, 2011, 2010 and 2009, respectively, because to do so would have been anti-dilutive for the period. See Note 4 “Debt” for the terms and conditions of our exchangeable senior debentures and Note 8 “Employee Stock Plans” for the terms and conditions of our comprehensive stock plans.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Host L.P. Earnings (Loss) Per Common Unit

Basic earnings (loss) per common unit is computed by dividing net income (loss) available to common unitholders by the weighted average number of common units outstanding. Diluted earnings (loss) per common unit is computed by dividing net income (loss) available to common unitholders, as adjusted for potentially dilutive securities, by the weighted average number of common units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host Inc. to support Host Inc. common shares granted under comprehensive stock plans, other non-controlling interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2011	2010	2009
	(in millions, except per unit amounts)
Net loss	$(16)	$(132)	$(258)
Net loss attributable to non-controlling interests	1	—	1
Distributions on preferred units	—	(4)	(9)
Issuance costs of redeemed preferred units (1)	—	(4)	—

Loss available to common unitholders	(15)	(140)	(266)
Assuming deduction of gain recognized for the repurchase of 2004 Debentures (2)	—	—	(2)

Diluted loss available to common unitholders	$(15)	$(140)	$(268)

Basic weighted average units outstanding	688.9	653.0	598.3
Assuming weighted average units for the repurchased 2004 Debentures	—	—	.9

Diluted weighted average units outstanding (3)	688.9	653.0	599.2

Basic loss per unit	$(.02)	$(.21)	$(.44)
Diluted loss per unit	$(.02)	$(.21)	$(.45)

(1)	Represents the original issuance costs associated with the Class E preferred OP units, which units were redeemed during 2010.
(2)

During 2009, we repurchased $75 million face amount of our $500 million 3 1/4% exchangeable senior debentures (the “2004 Debentures”) with a carrying value of $72 million for approximately $69 million. We are required to determine the dilutive effect of the repurchased 2004 Debentures separately from the 2004 Debentures outstanding at December 31, 2009. The 2004 Debentures repurchased during 2009 are treated as having been converted to common unit equivalents at the start of the period. Accordingly, the 2009 adjustment to net income related to the repurchased 2004 Debentures include a $3 million gain, net of interest expense on the repurchased debentures.

(3)	There are 46 million, 51 million and 50 million potentially dilutive units for our exchangeable senior debentures and for units distributable to Host Inc. for Host Inc. shares granted under comprehensive stock plans which were not included in the computation of diluted earnings per unit as of December 31, 2011, 2010 and 2009, respectively, because to do so would have been anti-dilutive for the period. See Note 4 “Debt” for the terms and conditions of our Exchangeable Senior Debentures and Note 8 “Employee Stock Plans” for the terms and conditions of Host Inc.’s comprehensive stock plans.

Share-Based Payments

At December 31, 2011, Host Inc. maintained two stock-based employee compensation plans. Additionally, in connection with Host Inc.’s conversion to a REIT, Host L.P. assumed the employee obligations of Host Inc. Therefore, upon the issuance of Host’s common stock under the compensation plans, Host L.P. will issue to Host Inc. common OP units of an equivalent value. Accordingly, these liabilities and related disclosures are included in the consolidated financial statements for Host Inc. and Host L.P., respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility, and amounts due or payable under our derivative contracts. At December 31, 2011, our exposure risk related to our derivative instruments totaled $22 million and the counterparties to such instruments are investment grade financial institutions. Our credit risk exposure with regard to our cash and the $883 million available under our credit facility is spread among a diversified group of investment grade financial institutions.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Business Combinations

We recognize identifiable assets acquired, liabilities (both specific and contingent) assumed, and non-controlling interests in a business combination at their fair values at the acquisition date based on the exit price (i.e. the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date). Furthermore, acquisition-related costs, such as due diligence, legal and accounting fees, are not capitalized or applied in determining the fair value of the acquired assets. Classification of a lease does not change if it is part of a business combination. Capital lease obligations that are assumed as part of the acquisition of a leasehold interest are fair valued and included as debt on the accompanying balance sheet and we will record the corresponding right-to-use assets. In certain situations, a deferred tax liability is created due to the difference between the fair value and the tax basis of the acquired asset at the acquisition date, which also may result in a goodwill asset being recorded.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation. We have changed the presentation for comprehensive income (loss) and have presented it in the consolidated statements of comprehensive income (loss).

2. Property and Equipment

Property and equipment consists of the following (in millions):

	As of December 31,
	2011	2010
Land and land improvements	$1,852	$1,669
Buildings and leasehold improvements	13,168	12,080
Furniture and equipment	2,079	1,895
Construction in progress	196	168

	17,295	15,812
Less accumulated depreciation and amortization	(5,912)	(5,298)

	$11,383	$10,514

The aggregate cost of real estate for federal income tax purposes is approximately $10,570 million at December 31, 2011.

3. Investments in Affiliates

We own investments in joint ventures which we do not consolidate. These investments are accounted for under the equity method of accounting. The debt of these joint ventures is non-recourse to, and not guaranteed by, us. Investments in affiliates consist of the following (in millions):

	As of December 31, 2011
	Ownership Interests	Our Investment	Debt	Assets
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$15	$—	36% interest in the development of seven hotels in India
HHR Euro CV Fund I	32.1%	141	899	Eleven hotels in Europe
HHR Euro CV Fund II	33.4%	41	119	Two hotels in Europe

Total		$197	$1,018

	As of December 31, 2010
	Ownership Interests	Our Investment	Debt	Assets
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$(1)	$—	None
HHR Euro CV	32.1%	135	945	Eleven hotels located in Europe
Tiburon Golf Ventures, L.P.	49.0%	14	—	36-hole golf club

Total		$148	$945

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

European Joint Venture

We have general and limited partner interests in a joint venture in Europe (HHR Euro CV, or the “Euro JV”) that consists of two separate funds with APG Strategic Real Estate Pool NV, an affiliate of a Dutch Pension Fund, and Jasmine Hotels Pte Ltd, an affiliate of the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (“GIC RE”).We serve as the general partner for the joint venture and have a combined 32.1% ownership interest in Euro JV Fund I and a combined 33.4% interest in Euro JV Fund II. Due to the ownership structure and substantive participating rights of the non-Host limited partners, including approval over financing, acquisitions and dispositions, and annual operating and capital expenditure budgets, the Euro JV is not consolidated in our financial statements. As of December 31, 2011, the aggregate size of the Euro JV is approximately €1.3 billion ($1.7 billion). Our aggregate investment is approximately €140 million ($182 million), of which approximately €109 million ($141 million) is attributable to Euro JV Fund I and approximately €31 million ($41 million) is attributable to Euro JV Fund II. As general partner, we earn a management fee based on the amount of equity commitments and equity investments. In 2011, 2010 and 2009, we recorded approximately $11 million, $5 million and $6 million of management fees, respectively.

As of December 31, 2011, the partners have funded approximately €487 million, or 90%, of the total equity commitment for Euro JV Fund I and expect to utilize the remaining commitment amount for capital expenditures and financing needs. On June 27, 2011, we expanded the Euro JV through the creation of Euro JV Fund II, in which each of the partners holds a 33.3% limited partner interest and we hold the 0.1% general partner interest. The Euro JV Fund II has a target size of approximately €450 million of new equity and a target investment of approximately €1 billion, after taking into account anticipated debt. As part of the expansion, we transferred the Le Méridien Piccadilly to Euro JV Fund II at a price of £64 million ($102 million), including the assumption of the associated £32 million ($52 million) mortgage. In addition to the expansion of the capacity of the Euro JV, we have extended its term from 2016 to 2021, subject to two one-year extensions.

On September 30, 2011, the Euro JV Fund II acquired the 396-room Pullman Bercy, Paris, for approximately €96 million, including certain acquisition costs of €6 million and a €52.6 million mortgage loan. We contributed €15 million ($20 million) to the Euro JV to finance our portion of the acquisition. The Euro JV will invest an additional €9 million in order to renovate the rooms and public space at the hotel.

The Euro JV has €786 million of mortgage debt, all of which is non-recourse to us and a default under this mortgage debt does not trigger a default under any of our debt. In 2010, the Euro JV negotiated various agreements with the lenders of a significant portion of this debt in order to cure actual or potential covenant defaults, cash sweeps, or non-payment defaults that expire throughout 2012. The €341 million mortgage secured by a portfolio of six hotels located in Spain, Italy, Poland and the United Kingdom and the £32 million mortgage secured by Le Méridien Piccadilly mature in 2013. Additionally, the €53 million mortgage secured by the Amsterdam hotel matures in 2013, but has two one-year extension options, subject to small fees and certain financial covenants. Due to the difficult economic climate in Europe, we expect that lenders may require more stringent financial covenants, higher rates of interest and lower loan-to-value ratios in connection with making new loans, which would require an equity contribution or debt paydowns with the proceeds from asset sales to reduce the current loan principal balance.

We have entered into five foreign currency forward sale contracts in order to hedge the foreign currency exposure resulting from the eventual repatriation of our net investment in the Euro JV. We have hedged €100 million (approximately $140 million) of our investment and the forward purchases will occur between October 2012 and August 2015. During 2011 and 2010, we recorded approximately $2 million and $5 million, respectively, related to the change in fair value of the forward sale contracts in other comprehensive income (loss). The current value of the forward contracts of $9 million is included in other assets in the accompanying balance sheet. The derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with applicable hedge accounting guidance, are marked-to-market with changes in fair value recorded in other comprehensive income (loss).

Asian Joint Venture

We own a 25% interest in a joint venture in Asia (the “Asian JV”) with RECO Hotels JV Private Limited, an affiliate of GIC RE. The initial term of the Asian JV is for a period of seven years. Due to the ownership structure and the substantive participating rights of the non-Host limited partner, including approval over financing, acquisitions and dispositions, and annual operating and capital expenditure budgets, the Asian JV is not consolidated in our financial statements. The commitment period for the equity contributions to the joint venture expires in March of 2012.

During 2011, the Asian JV invested approximately $53 million (of which our share was $13.3 million) of its $65 million commitment to acquire a 36% interest of a joint venture in India with Accor S.A. and InterGlobe Enterprises Limited. This joint venture is developing seven properties, totaling approximately 1,750 rooms in three major cities in India, Bengaluru, Chennai and Delhi, which properties will be managed by Accor under the Pullman, Novotel and ibis brands. The first two hotels are expected to be fully opened by March of 2012.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Investments

On September 1, 2011, we acquired the remaining 51% of the Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort, for $11 million. We now own a 100% general and limited partner interest in Tiburon Golf Ventures, L.P. and consolidate its operations.

Combined Financial Information of Unconsolidated Investees

Combined summarized balance sheet information for our affiliates follows (in millions):

	As of December 31,
	2011	2010
Property and equipment, net	$1,506	$1,376
Other assets	205	132

Total assets	$1,711	$1,508

Debt	$1,018	$945
Other liabilities	109	142
Equity	584	421

Total liabilities and equity	$1,711	$1,508

Combined summarized operating results for our affiliates follows (in millions):

	Year ended December 31,
	2011	2010	2009
Total revenues	$381	$291	$360
Operating expenses
Expenses	(294)	(218)	(274)
Depreciation and amortization	(46)	(41)	(39)

Operating profit	41	32	47
Interest income	—	—	3
Interest expense	(43)	(44)	(53)

Net loss	$(2)	$(12)	$(3)

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Debt

Debt consists of the following (in millions):

	As of December 31,
	2011	2010
Series K senior notes, with a rate of 7 1/8% due November 2013	$—	$250
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	498
Series T senior notes, with a rate of 9% due May 2017	390	388
Series V senior notes, with a rate of 6% due November 2020	500	500
Series W senior notes, with a rate of 5 7/8% due June 2019	496	—
Series Y senior notes, with a rate of 6% due October 2021	300	—
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	175	325
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	385	502
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	342	329
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,543	4,249
Credit facility	117	58
Mortgage debt (non-recourse) secured by $1.0 billion and $1.1 billion of real estate assets, with an average interest rate of 5.0% and 4.7% at December 31, 2011 and 2010, maturing through December 2023 (1)	1,006	1,025
Other	87	145

Total debt	$5,753	$5,477

(1)	The amount of the assets stated above securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current fair value of the assets.

In addition to the transactions described below, during 2012, we completed several significant debt transactions, including debt issuances and repayments. See Note 21 – “Subsequent Events” for a description of the significant 2012 transactions.

Senior Notes

General. Under the terms of our senior notes indenture, which includes our Exchangeable Senior Debentures, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations. The face amount of our senior notes as of December 31, 2011 and 2010 was $4.6 billion and $4.4 billion, respectively. The senior notes balance as of December 31, 2011 and 2010 includes discounts of approximately $77 million and $109 million, respectively. We pay interest on each series of our senior notes semi-annually in arrears at the respective annual rates indicated in the table above.

Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions. As of December 31, 2011, we are in compliance with all of these covenants.

We completed the following senior notes transactions during 2011 and 2010:

•

in November of 2011, we issued $300 million of 6% Series Y senior notes due October of 2021. We received proceeds from the issuance of approximately $295 million, net of underwriting fees and expenses. Interest on the Series Y senior notes is payable semi-annually in arrears on April 1 and October 1, beginning April 1, 2012.

•

in December and August of 2011, we repurchased a total of $138 million face amount of our 2 5/8% exchangeable senior debentures (the “2007 Debentures”), with a carrying value of $134 million, and recorded a loss of approximately $5 million on the transaction. Following these repurchases, we have approximately $388 million face amount of the 2007 Debentures outstanding.

•

in June of 2011, we redeemed $150 million of our 3.25% exchangeable senior debentures (the “2004 Debentures”). Approximately $134 million face amount was exchanged for 8.8 million shares of Host Inc. common stock and $16 million face amount was redeemed for cash.

•

on May 11 and May 25, 2011, we issued $425 million and $75 million, respectively, of 5 7/8% Series W senior notes due June 15, 2019. We received proceeds from these issuances of approximately $489 million, net of discounts, underwriting

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fees and expenses. Interest on the Series W senior notes is payable semi-annually in arrears on June 15 and December 15, beginning December 15, 2011. A portion of the proceeds were used to redeem the remaining $250 million of the 7 1/8% Series K senior notes due November of 2013, plus $3 million premium on the redemption. The Series W senior notes were exchanged for Series X senior notes in January of 2012. The terms are substantially identical in all respects, except that the new series are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

•

on October 25, 2010, we issued $500 million of 6% Series U senior notes due November 1, 2020 and received proceeds of approximately $492 million, net of underwriting fees and expenses. Interest on the Series U senior notes is payable semi-annually in arrears on February 1 and August 1, beginning on February 1, 2011. The Series U senior notes were exchanged for Series V senior notes in February of 2011. The terms are substantially identical in all respects, except that the new series are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

•

in November and August of 2010, we redeemed a total of $475 million of the then outstanding $725 million, 7 1/8% Series K senior notes that were due in November 2013. As a result of these redemptions, we recorded a $12 million loss on debt extinguishment, which loss is included in interest expense.

•

on January 20, 2010, we redeemed the remaining $346 million outstanding of our 7% Series M senior notes that were due in August 2012. As a result of the repurchase, we recorded an $8 million loss on debt extinguishments, which loss is included in interest expense.

Exchangeable Debentures

As of December 31, 2011, we have three issuances of exchangeable senior debentures outstanding: $400 million of 2 1/2% debentures that were issued on December 22, 2009, $388 million of 2 5/8% debentures that were issued on March 23, 2007, and $175 million of 3 1/4% debentures that were issued on March 16, 2004, collectively, the “Debentures.” The Debentures are equal in right of payment with all of our other senior notes. Holders have the right to require us to purchase the Debentures at a price equal to 100% of the principal amount outstanding, plus accrued interest (the “put option”), on certain dates subsequent to their respective issuances. Holders of the Debentures also have the right to exchange the Debentures prior to maturity under certain conditions, including at any time at which the closing price of Host Inc.’s common stock is more than 120% (for the 2004 Debentures) or 130% (for the 2007 and 2009 Debentures) of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or at any time up to two days prior to the date on which the Debentures have been called for redemption. We can redeem for cash all, or a portion, of any of the Debentures at any time subsequent to each of their respective redemption dates at a redemption price of 100% of the principal amount plus accrued interest. If, at any time, we elect to redeem the Debentures and the exchange value exceeds the cash redemption price, we would expect the holders to elect to exchange the Debentures at the respective exchange value rather than receive the cash redemption price. The exchange value is equal to the applicable exchange rate multiplied by the price of Host Inc.’s common stock. Upon exchange, the 2004 Debentures would be exchanged for Host Inc.’s common stock, the 2007 Debentures would be exchanged for a combination of cash (for the principal balance of the debentures) and Host Inc.’s common stock (for the remainder of the exchange value, if any) and the 2009 Debentures would be exchanged for Host Inc.’s common stock, cash or a combination thereof, at our option. Based on Host Inc.’s stock price at December 31, 2011, the 2009 Debentures’ if-converted value would exceed the outstanding principal amount by $25 million. Currently, none of the Debentures are exchangeable by holders.

The following chart details our outstanding Debentures:

	As of December 31, 2011
	Maturity date	Next put option date	Redemption date	Outstanding principal amount	Current exchange rate for each $1,000 of principal	Current equivalent exchange price	Exchangeable share equivalents
				(in millions)	(in shares)		(in shares)
2009 Debentures	10/15/2029	10/15/2015	10/20/2015	$400	71.9264	$13.90	28.8 million
2007 Debentures	4/15/2027	4/15/2012	4/20/2012	388	32.0239	$31.23	12.4 million
2004 Debentures	4/15/2024	4/15/2014	4/19/2009	175	65.5744	$15.25	11.5 million

Total				$963

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We account separately for the liability and equity components of our Debentures in order to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, for the Debentures, we record the liability components thereof at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt; however, there is no effect of this discount on our cash interest payments. We measured the fair value of the debt components of the 2009 Debentures, the 2007 Debentures and the 2004 Debentures at issuance based on effective interest rates of 6.9%, 6.5% and 6.8%, respectively. As a result, we attributed $247 million of the aggregate proceeds received to the conversion feature of the Debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in Host Inc.’s additional paid-in capital and Host L.P.’s capital on the consolidated balance sheets. The following chart details the initial allocations between the debt and equity components of the Debentures, net of the original issue discounts, based on the effective interest rate at the time of issuance, as well as the debt balances (in millions):

				As of December 31, 2011
	Initial Face Amount	Initial Debt Value	Initial Equity Value	Face Amount Outstanding	Debt Carrying Value	Unamortized Discount
2009 Debentures	$400	$316	$82	$400	$342	$58
2007 Debentures	600	502	89	388	385	3
2004 Debentures	500	413	76	175	175	—

Total	$1,500	$1,231	$247	$963	$902	$61

Interest expense recorded for the Debentures consists of the following (in millions):

	Year ended December 31,
	2011	2010	2009
Contractual interest expense (cash)	$31	$34	$26
Non-cash interest expense due to discount amortization	31	32	27

Total interest expense	$62	$66	$53

Losses on the repurchased debentures are recorded in interest expense in the consolidated financial statements. We evaluated the fair value of the repurchased debenture based on the fair value of the cash flows at the date of the repurchase, discounted at risk adjusted rates. Based on this calculation, the fair value of our repurchased debentures generally has been greater than the conversion price; therefore, substantially all of the repurchase price was allocated to the debt portion of the debentures.

Authorization for Senior Notes and Exchangeable Senior Debentures Repurchase

In February 2012, Host Inc.’s Board of Directors authorized repurchases of up to $500 million of senior notes, exchangeable debentures and mortgage debt (other than in accordance with its terms) and terminated the previous authorization. Any further redemption of the 2004 Debentures will not reduce the $500 million of Board authority noted above to repurchase other debt securities.

Credit Facility

On November 22, 2011, we entered into a new senior revolving credit facility with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank AG New York Branch and The Bank of Nova Scotia as co-documentation agents, and certain other agents and lenders. The new credit facility replaces the prior senior revolving credit facility which would have expired in September of 2012. The new credit facility allows for revolving borrowings in an aggregate principal amount of up to $1 billion, including a foreign currency subfacility for Canadian dollars, Australian dollars, New Zealand dollars, Japanese Yen, Euros and British Pounds Sterling of up to the foreign currency equivalent of $500 million, subject to a lower amount in the case of New Zealand dollar borrowings. The credit facility also provides a subfacility of up to $100 million for swingline borrowings and a subfacility of up to $100 million for issuances of letters of credit. Host L.P. also has the option to increase the aggregate principal amount of the credit facility by up to $500 million, subject to obtaining additional loan commitments and satisfaction of certain conditions. The credit facility has an initial scheduled maturity date of November 2015, with an option for Host L.P. to extend the term for one additional year, subject to certain conditions, including the payment of an extension fee.

Under the previous senior revolving credit facility, we had the following transactions during 2011 and 2010:

•	On June 28, 2011, we used the proceeds received from the transfer of the Le Méridien Piccadilly to the Euro JV Fund II to repay £25 million ($40 million) under the credit facility.

•	On April 26, 2011, to facilitate the acquisition of the Hilton Melbourne South Wharf, we drew $50 million on our credit facility, which draw subsequently was repaid on May 12, 2011.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

On March 1, 2011, we repaid the C$129 million ($132 million) mortgage debt on our portfolio of four hotels in Canada. We drew C$100 million ($103 million) from our credit facility in the form of bankers’ acceptances in order to fund a portion of this repayment. The bankers’ acceptances had an initial average interest rate of 2.18%, based on the 30-day Canadian bankers’ acceptances rate, plus 90 basis points.

•	On July 20, 2010, we drew £37 million ($56 million) from our credit facility in order to fund the cash portion of the acquisition of Le Méridien Piccadilly in London.

The amounts outstanding at the time we entered into the new credit facility were transferred over to the new credit facility and remain outstanding. Based on our draws at December 31, 2011, we have $883 million of remaining available capacity under our credit facility.

Collateral and Guarantees. The credit facility initially does not include any subsidiary guarantees or pledges of equity interests in our subsidiaries, and the guarantees and pledges are required only in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges ratably would benefit the credit facility, as well as the notes outstanding under Host L.P.’s senior notes indenture, interest rate and currency hedges and certain other hedging and bank product arrangements with lenders that are parties to the credit facility. Even when triggered, the guarantees and pledges only would be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of our subsidiaries would provide neither guarantees nor pledges of equity interests. As of December 31, 2011, our leverage ratio was 4.8x.

Financial Covenants. The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Currently, we are permitted to borrow and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x, our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.25x. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Therefore, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were to regain compliance with the financial covenants. These calculations are performed based on pro forma results for the prior four fiscal quarters, giving effect to transactions such as acquisitions, dispositions and financings as if they had occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan in order to establish the debt at fair value and non-cash interest expense due to the implementation in 2009 of accounting standards related to our exchangeable debentures, all of which are included in interest expense on our consolidated statement of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept, under which cash and cash equivalents in excess of $100 million are deducted from our total debt balance. As of December 31, 2011, we are in compliance with the financial covenants under our credit facility.

Interest and Fees. We pay interest on revolver borrowings under the credit facility at floating rates equal to LIBOR plus a margin (i) ranging from 175 to 275 basis points (depending on Host L.P.’s consolidated leverage ratio), or (ii) following the date on which Host L.P.’s long-term unsecured debt rating is investment grade and Host L.P. elects ratings-based pricing, ranging from 100 to 160 basis points (depending on Host LP’s unsecured long-term debt rating). Based on our leverage ratio at December 31, 2011 of 4.8x, we would be able to borrow at a rate of LIBOR plus 200 basis points. While we are using leverage-based pricing, to the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 25 to 35 basis points, depending on our average revolver usage during the applicable period. Upon attainment of an investment grade unsecured debt rating and election of ratings-based pricing, in lieu of paying an unused commitment fee, we would instead pay a facility fee ranging from 15 basis points to 40 basis points, depending on our rating and regardless of usage.

Other Covenants and Events of Default. The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on the incurrence of debt and the payment of dividends generally are consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host Inc.’s tax status as a REIT. The credit facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts owed under the credit facility may be accelerated, and the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts owed under the credit facility will become due and payable and the lenders’ commitments will terminate.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets, except for environmental liabilities, fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2011, we have 14 assets that are secured by mortgage debt, with an average interest rate of 5.0%, that mature between 2013 and 2023. As of December 31, 2011, we are in compliance with the covenants under all of our mortgage debt obligations.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We had the following mortgage debt issuances and repayments since January 2010. Interest for our mortgage debt is payable on a monthly basis:

Transaction Date	Property	Rate	Maturity Date	Amount
				(in millions)
Issuances/Assumptions
November 2011	Hilton Melbourne South Wharf (1)	6.77%	11/23/2016	$79
February 2011	New Zealand Hotel Portfolio (2)	5.49%	2/18/2016	80
Repayments/Defeasance/Transfer
June 2011	Le Méridien Piccadilly (3)	1.99%	1/20/2012	(52)
March 2011	Four Canadian properties	5.2%	3/1/2011	(132)
December 2010	Partial repayment of Orlando World Center mortgage (4)	3.76%	12/30/2010	(54)
December 2010	JW Marriott, Desert Springs	9.8%	12/11/2022	(71)
October 2010	W New York, Union Square (5)	6.39%	10/11/2011	(119)
February 2010	Atlanta Marriott Marquis	7.4%	2/11/2023	(124)

(1)	The floating interest rate is equal to the 3-month BBSY plus 230 basis points. In addition, we entered into separate swap agreements that fix 75% of the loan at an all-in rate of 6.7% and cap the remaining 25% at an all-in interest rate of 9.9%. The rate shown reflects the rate in effect at December 31, 2011. In connection with the acquisition of the property in April 2011, we assumed an $86 million mortgage loan. The issuance represents the refinancing of this mortgage loan.
(2)	The floating interest rate is equal to the 3-month New Zealand Bank Bill Rate plus 120 basis points plus an additional commitment fee of 120 basis points per annum. In addition, we entered into a swap agreement that fixes 75% of the loan at an all-in rate of 7.15%. The rate shown reflects the rate in effect at December 31, 2011.
(3)	This floating rate mortgage is based on LIBOR plus 118 basis points. The rate shown reflects the rate in effect at the time of transfer. In connection with the transfer of Le Méridien Piccadilly to the Euro JV Fund II, we transferred the associated mortgage. The mortgage loan had been assumed at acquisition of the property in June 2010.
(4)	On December 17, 2010, we entered into an amendment under the $300 million mortgage loan secured by the Orlando World Center Marriott. As a result of the amendment, we repaid $54 million of the outstanding principal on December 30, 2010 and extended the maturity of the loan to July 1, 2013. We have a fixed annual interest rate of 4.75% on the remaining $246 million outstanding.
(5)	The amount shown reflects our recorded book value of the mortgage debt on the date defeasance. We defeased this loan on October 19, 2010, which released us from obligations under the mortgage. In connection with the acquisition of the property in September 2010, we assumed the $115 million mortgage loan.

Interest Rate Derivative Instruments

We have entered into several derivative instruments in order to manage our exposures to risks associated with changes in interest rates. None of our derivative instruments has been entered into for trading purposes.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Debt Maturities

Aggregate debt maturities are as follows (in millions):

As of December 31, 2011
2012	$400
2013	359
2014	1,142
2015	1,179
2016	965
Thereafter	1,769

5,814
Unamortized (discounts) premiums, net	(75)
Fair value hedge adjustment	12
Capital lease obligations	2

$5,753

Interest

The following items are included in interest expense (in millions):

	Year ended December 31,
	2011(1)	2010(1)	2009(2)
Interest expense	$371	$384	$379
Amortization of debt premiums/discounts, net (3)	(32)	(34)	(31)
Amortization of deferred financing costs	(11)	(12)	(12)
Non-cash gains/(losses) on debt extinguishments	(4)	(1)	2
Change in accrued interest	(4)	10	(11)

Interest paid (4)	$320	$347	$327

(1)	Interest expense and interest paid for 2011 and 2010 includes cash prepayment premiums of approximately $5 million and $20 million, respectively. No significant prepayment premium was paid in 2009.
(2)	Interest expense and interest paid for 2009 is net of $7 million received in connection with the 2007 defeasance of $514 million in collateralized mortgage-backed securities.
(3)	Primarily represents the amortization of the debt discount on our Debentures, which is non-cash interest expense.
(4)	Does not include capitalized interest of $4 million, $3 million and $5 million during 2011, 2010 and 2009, respectively.

Amortization of property and equipment under capital leases totaled $3 million, $1 million and $1 million for 2011, 2010 and 2009, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5. Equity of Host Inc. and Capital of Host L.P.

Equity of Host Inc.

Host Inc. has authorized 1,050 million shares of common stock, with a par value of $0.01 per share, of which 705.1 million and 675.6 million were outstanding as of December 31, 2011 and 2010, respectively. Fifty million shares of no par value preferred stock are authorized; none of such preferred shares were outstanding as of December 31, 2011 and 2010.

Capital of Host L.P.

As of December 31, 2011, Host Inc. is the owner of approximately 98.5% of Host L.P.’s OP units. The remaining 1.5% of the OP units are held by various third party limited partners. Each OP unit may be redeemed for cash or, at the election of Host Inc., Host Inc. common stock, based on the conversion ratio of 1.021494 shares of Host Inc. common stock for each OP unit.

As of December 31, 2011 and 2010, Host L.P. has 700.7 million and 671.8 million OP units outstanding, respectively, of which Host Inc. held 690.3 million and 661.4 million, respectively.

In exchange for any shares issued by Host Inc., Host L.P. will issue OP units based on the applicable conversion ratio. Following a 2009 Host Inc. stock dividend distribution, in which OP unitholders did not receive an equivalent per unit distribution for the dividend paid with Host Inc. common stock, the conversion factor used to convert OP units into shares of Host Inc. common stock was adjusted from 1.0 to 1.021494. Funds used by Host Inc. to pay dividends on its common stock are provided through distributions from Host L.P.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Issuances of Common Stock

During 2011, Host Inc. issued 19.1 million shares of common stock, at an average price of $17.09 per share, for net proceeds of approximately $323 million. These issuances were made in “at-the-market” offerings pursuant to Sales Agency Financing Agreements with BNY Mellon Capital Markets, LLC. There is approximately $174 million of issuance capacity remaining under the current agreement.

In 2010, Host Inc. issued 26.9 million shares of common stock, at an average price of $15.25 per share, for net proceeds of approximately $406 million under the same “at-the-market” programs.

During June 2011, $134 million of the 2004 Debentures were exchanged for shares of Host Inc. common stock, totaling approximately 8.8 million shares.

Dividends/Distributions

Host Inc. is required to distribute at least 90% of its annual taxable income, excluding net capital gains, to its stockholders in order to maintain its qualification as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive cash. Funds used by Host Inc. to pay dividends on its common stock are provided through distributions from Host L.P. The amount of any future dividends will be determined by Host Inc.’s Board of Directors.

All common and preferred cash and stock dividends that were taxable to our stockholders in 2011 and 2010 were considered 100% ordinary income. None of such dividends was considered qualified dividends subject to a reduced tax rate. The table below presents the amount of common and preferred dividends declared per share and common and preferred distributions per unit as follows:

	Year ended December 31,
	2011	2010	2009
Common stock	$.14	$.04	$.25
Class E preferred stock 8 7/8%	—	.555	2.22
Common OP units	.143	.041	.025
Class E preferred OP units 8 7/8%	—	.555	2.22

Preferred Stock Redemption

On June 18, 2010, Host Inc. redeemed 4,034,300 shares of its 8 7/8% Class E cumulative redeemable preferred stock at a redemption price of $25.00 per share, plus accrued dividends. The original issuance costs for the Class E preferred stock are treated as a deemed dividend in Host Inc.’s consolidated statement of operations and have been reflected as a deduction to net income (loss) available to common stockholders for the purpose of calculating Host Inc.’s basic and diluted earnings (loss) per share. Similarly, the issuance costs have been treated as a deemed distribution in Host L.P.’s consolidated statement of operations and have been reflected as a reduction to Host L.P.’s earnings per diluted unit.

6. Income Taxes

Host Inc. elected to be taxed as a REIT effective January 1, 1999 pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding the distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the composition of its assets and the sources of its revenues) generally is not subject to federal and state income taxation on its operating income that is distributed to its stockholders. As a partnership for federal income tax purposes, Host L.P. is not subject to federal income tax. It is, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition to paying federal and state income taxes on any retained income, one of our subsidiary REITs is subject to taxes on “built-in-gains” that result from sales of certain assets. Additionally, each of our taxable REIT subsidiaries is taxable as a regular C corporation, subject to federal, state and foreign income tax. Our consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of our taxable REIT subsidiaries, state income taxes incurred by Host Inc. and Host L.P., and foreign income taxes incurred by Host L.P., as well as each of their respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss, capital loss and tax credit carryovers based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total deferred tax assets and liabilities are as follows (in millions):

	As of December 31,
	2011	2010
Deferred tax assets	$172	$161
Less: Valuation allowance	(47)	(44)

Subtotal	125	117
Deferred tax liabilities	(24)	(40)

Net deferred tax asset	$101	$77

We have recorded a 100% valuation allowance of approximately $37.4 million against the deferred tax asset related to the net operating loss and asset tax credit carryovers as of December 31, 2011 with respect to our hotel in Mexico. There is a $2.2 million valuation allowance against the deferred tax asset related to the net operating loss and capital loss carryovers as of December 31, 2011 with respect to our hotels in Canada. Finally, there is a $7.4 million valuation allowance against the deferred tax asset related to the net operating loss carryovers as of December 31, 2011 with respect to certain of our U.S. taxable REIT subsidiaries that act as lessee pursuant to the HPT leases. We expect that the remaining net operating loss and alternative minimum tax credit carryovers for U.S. federal income tax purposes will be realized. The net increase in the valuation allowance for the year ending December 31, 2011 and December 31, 2010 is approximately $3 million and $7 million, respectively. The primary components of our net deferred tax asset are as follows (in millions):

	As of December 31,
	2011	2010
Accrued related party interest	$16	$12
Net operating loss and capital loss carryovers	99	74
Alternative minimum tax credits	4	4
Property and equipment	(18)	(18)
Investments in domestic and foreign affiliates	(3)	(2)
Derivatives	1	—
Deferred revenue and other	49	51

Subtotal	148	121
Less: Valuation allowance	(47)	(44)

Net deferred tax asset	$101	$77

At December 31, 2011, we have aggregate gross domestic and foreign net operating loss, capital loss and tax credit carryovers of approximately $276 million. We have deferred tax assets related to these loss and tax credit carryovers of approximately $99 million, with a valuation allowance of approximately $47 million. Our net operating loss carryovers expire through 2031, and our foreign capital loss carryovers have no expiration period. Our domestic alternative minimum tax credits have no expiration period and our foreign asset tax credits expire through 2017.

Our U.S. and foreign income (loss) from continuing operations before income taxes was as follows (in millions):

	Year ended December 31,
	2011	2010	2009
U.S. loss	$(40)	$(170)	$(207)
Foreign income (loss)	28	11	(28)

Total	$(12)	$(159)	$(235)

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The benefit for income taxes for continuing operations consists of (in millions):

		Year ended December 31,
		2011	2010	2009
Current	— Federal	$1	$—	$(7)
	— State	1	1	2
	— Foreign	8	4	4

		10	5	(1)

Deferred	— Federal	(11)	(31)	(33)
	— State	(2)	(6)	(7)
	— Foreign	2	1	2

		(11)	(36)	(38)

Income tax benefit – continuing operations		$(1)	$(31)	$(39)

The total benefit for income taxes, including the amounts associated with discontinued operations, was $2 million, $32 million and $40 million in 2011, 2010 and 2009, respectively.

The differences between the income tax benefit calculated at the statutory U.S. federal income tax rate of 35% and the actual income tax benefit recorded for continuing operations are as follows (in millions):

	Year ended December 31,
	2011	2010	2009
Statutory federal income tax benefit – continuing operations	$(4)	$(56)	$(82)
Adjustment for nontaxable (income) loss of Host Inc. – continuing operations	(6)	25	42
State income tax provision, net	(1)	(5)	(3)
Uncertain tax positions benefit	—	—	(7)
Foreign income tax provision	10	5	11

Income tax benefit – continuing operations	$(1)	$(31)	$(39)

Cash paid for income taxes, net of refunds received, was $8 million, $4 million and $5 million in 2011, 2010 and 2009, respectively.

GAAP prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement in order to determine the amount of benefit to recognize in the financial statements. This accounting standard applies to all tax positions related to income taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2011	2010
Balance at January 1	$5	$5
Reductions due to expiration of certain statutes of limitation	—	—
Other increases (decreases)	—	—

Balance at December 31	$5	$5

All of such amount, if recognized, would impact our reconciliation between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35% and the actual income tax provision (benefit) recorded each year.

It is reasonably possible that the total amount of unrecognized tax benefits will decrease within 12 months of the reporting date due to the expiration of certain statutes of limitation. An estimate of such decrease is approximately $4 million. As of December 31, 2011, the tax years that remain subject to examination by major tax jurisdictions generally include 2008-2011.

We recognize accrued interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2011, 2010 and 2009, we recognized approximately $0.2 million, $0.1 million and $0.1 million, respectively of interest expense related to the unrecognized tax benefits. We had approximately $0.4 million and $0.6 million of interest accrued at December 31, 2011 and 2010, respectively.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Leases

Taxable REIT Subsidiaries Leases

We lease substantially all of our hotels to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation and management of a hotel.

Hospitality Properties Trust

We own a leasehold interest in 53 Courtyard by Marriott properties, which properties were sold to Hospitality Properties Trust (“HPT”) and leased back to us in 1995 and 1996. In connection with our conversion to a REIT, we entered into subleases with Barceló Crestline Corporation (“Barceló”) for these 53 properties, as well as 18 Residence Inn by Marriott properties. In June 2010, HPT sent notices of default because the subtenants failed to meet certain net worth covenants, which failure would have triggered an event of default by us under the leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and resumed acting as owner under the management agreements. Effective upon termination of the subleases, we recorded the operations of the hotels as opposed to rental income for 2010 and 2011. On December 30, 2011, we entered into a settlement with Barceló, who had guaranteed rent payments to HPT as part of the sublease, related to the termination of the subleases, which resulted in an additional $7 million of income being recorded in 2011 to compensate us for a portion of our operating losses subsequent to the sublease termination.

We terminated the master lease with HPT on the 18 Residence Inn properties effective December 31, 2010 and received $17.2 million of deferred proceeds related to the initial sale and additional amounts held in the tenant collection account. On November 23, 2010, we gave notice that we will not extend the lease on the 53 Courtyard by Marriott properties, which will result in termination of the lease effective December 31, 2012. At the expiration of the lease, HPT is obligated to pay us deferred proceeds related to the initial sale of approximately $51 million, plus additional amounts held in a tenant collection account.

The chart below details the other revenue and other property-level expenses related to the HPT properties (in millions):

	Year ended December 31,
	2011	2010
Hotel sales revenue	$214	$123
Rental revenue	7	44

Total HPT revenue	$221	$167

Property-level expenses	$159	$96
Rental expense	68	84

Total HPT expenses	$227	$180

Ground Leases

As of December 31, 2011, all or a portion of 38 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. For lease agreements with scheduled rent increases, we recognize the lease expense ratably over the term of the lease. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Additionally, the rental payments under one lease are based on real estate tax assessments.

Other Lease Information

We also have leases on facilities used in our former restaurant business, all of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or ten-year periods. The restaurant leases are accounted for as operating leases. Our leasing activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. Equipment leases are accounted for either as operating or capital leases, depending on the characteristics of the particular lease arrangement. Equipment leases that are characterized as capital leases are classified as furniture and equipment and are depreciated over the life of the lease. The amortization charge applicable to capitalized leases is included in depreciation expense.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee (in millions):

	As of December 31, 2011
	Capital Leases	Operating Leases
2012	$1	$113
2013	1	45
2014	—	43
2015	—	41
2016	—	39
Thereafter	—	1,379

Total minimum lease payments	$2	$1,660

Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants of approximately $4 million that are payable to us under non-cancelable subleases.

We remain contingently liable on certain leases relating to our former restaurant business. Such contingent liabilities aggregated $14 million as of December 31, 2011. However, management considers the likelihood of any material funding related to these leases to be remote.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense is included in the other property-level expenses line item and consists of (in millions):

	Year ended December 31,
	2011	2010	2009
Minimum rentals on operating leases	$114	$128	$122
Additional rentals based on sales	26	19	23
Rental payments based on real estate tax assessments	22	21	19
Less: sublease rentals	(3)	(44)	(83)

	$159	$124	$81

8. Employee Stock Plans

In connection with Host Inc.’s conversion to a REIT, Host L.P. assumed the employee obligations of Host Inc. Upon the issuance of Host Inc.’s common stock under either of the two stock-based compensation plans described below, Host L.P. will issue to Host Inc. common OP units of an equivalent value. Accordingly, these liabilities and related disclosures are included in both Host Inc.’s and Host L.P.’s consolidated financial statements.

Host Inc. maintains two stock-based compensation plans, the Comprehensive Stock and Cash Incentive Plan (the “2009 Comprehensive Plan”), under which Host Inc. may award to participating employees (i) restricted shares of Host Inc.’s common stock, (ii) options to purchase our common stock, and (iii) deferred shares of our common stock, and the employee stock purchase plan (“ESPP”). At December 31, 2011, there were approximately 19 million shares of Host Inc.’s common stock reserved and available for issuance under the 2009 Comprehensive Plan.

We recognize costs resulting from share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or as liability awards. The classification of restricted stock awards either as an equity award or a liability award is based upon cash settlement options. Equity awards are measured based on their fair value on the date of grant. Liability classified awards are re-measured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite services. The senior executive restricted stock awards have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding requirements. Other stock awards have been classified as equity awards, as these awards do not contain this optional tax withholding feature.

On May 14, 2009, our stockholders approved the 2009 Comprehensive Plan. The 2009 Comprehensive Plan currently has 25.5 million shares authorized, which includes incremental shares approved on May 7, 2010 to reflect our 2009 stock dividend, that can be issued for stock-based compensation to employees and directors. Shares described below that were granted after May 14, 2009 were issued under this plan. We granted 5.1 million restricted shares to senior executives that vest in 2010 and 2011 and 1.0 million stock options under this plan. We also granted 0.2 million restricted shares to other employees at a per share price of $10.40.

During 2011, 2010 and 2009, we recorded compensation expense of approximately $19 million, $40 million and $21 million, respectively. Shares granted in 2011, 2010 and 2009 totaled 0.2 million, 0.4 million and 9.0 million, respectively, while 1.5 million, 2.6 million and 2.2 million, respectively, vested during those years.

Senior Executive Restricted Stock

During 2009, Host Inc. granted shares to senior executives that vested through year end 2011 in three annual installments (the “2009 – 2011 Plan”). No awards were outstanding as of December 31, 2011. Vesting for these shares was determined based on (1) personal performance based on the achievement of specific management business objectives, and (2) market performance based on the achievement of total shareholder return on a relative basis. These awards were considered liability awards; therefore, we recognized compensation expense over the requisite period based on the fair value of the award at the balance sheet date. The fair value was based on the number of shares earned during the year at the December 31, 2011 stock price.

Under the 2009-2011 Plan, we granted a total of 7.6 million shares (0.1 million in 2011, 0.3 million in 2010 and 7.2 million in 2009). The grants in 2010 and 2011 primarily related to new hires or promotions. Of the 7.6 million shares granted, vesting for approximately 48% of the shares was based on the satisfaction of personal performance goals set by each executive, approximately 26% was based on the achievement of total shareholder return on a relative basis compared to the NAREIT index and approximately 26% was based on the achievement of total shareholder return in comparison to eight other lodging companies.

During 2011, 2010 and 2009, we recorded compensation expense of approximately $15 million, $36 million and $19 million, respectively, related to the restricted stock awards to senior executives. The following table is a summary of the status of our senior executive plans for the three years ended December 31, 2011. The fair values for the awards below are based on the fair value at the respective transaction dates, as the awards are classified as liability awards.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31,
	2011		2010		2009
	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)
Balance, at beginning of year	3.7	$11	5.6	$7	0.1	$7
Granted	0.1	17	0.3	17	7.2	9
Vested (1)	(1.3)	15	(1.9)	18	(1.6)	11
Forfeited/expired	(2.5)	15	(0.3)	11	(0.1)	7

Balance, at end of year	—	—	3.7	11	5.6	7

Issued in calendar year (1)	1.1	15	0.8	11	0.1	7

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 1.1 million shares issued in 2011 include shares vested at December 31, 2010, after adjusting for shares withheld to meet employee tax requirements. The shares withheld for employee tax requirements were valued at $15.4 million, $6.9 million and $0.6 million, for 2011, 2010 and 2009, respectively.

Employee Stock Options

As of December 31, 2011, 1.3 million stock options were outstanding and exercisable with a weighted average remaining life of 7 years and a weighted average exercise price of $7.68. During 2011, 2010 and 2009, stock option grants totaled 22,000, 54,000 and 1.4 million, respectively. Stock compensation expense was $1.8 million during 2011 and 2010, respectively, and $0.8 million during 2009 and all stock options outstanding as of December 31, 2011 are fully vested. We expense stock options over the vesting period based on the estimated fair value of the options grant date using the simulation/Monte Carlo method. To calculate the fair value of options granted from 2009 to 2011, we assumed (i) a weighted average volatility of 56.1%, (ii) a weighted average risk free rate of 2.3%, and (iii) a weighted average dividend yield of 4.9%.

Other Stock Plans

In addition to the stock plans described above, we maintain an upper-middle management plan, an employee stock purchase plan and, in 2009, granted stock awards to all employees. These awards are all time-based equity awards that vest within three years of the grant date and expense is based on the grant date fair value. During 2011, 2010 and 2009 we granted 93,000 shares, 120,000 shares and 331,000 shares, respectively, under these programs and recorded expenses of $1.9 million, $2.2 million and $1.4 million, respectively.

9. Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees who meet certain eligibility requirements and who elect participation in the plans. The discretionary amount to be matched by us is determined annually by Host Inc.’s Board of Directors. Our recorded liability for this obligation is not material. Payments for these items were not material for the three years ended December 31, 2011.

10. Discontinued Operations

We disposed of one hotel and classified one property as held-for-sale in 2012, and disposed of one hotel in 2011, two hotels in 2010 and six hotels in 2009. The operations for these hotels are included in discontinued operations. The following table summarizes the revenues, loss before taxes, and the gain (loss) on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held-for-sale and the results of sold hotels prior to their disposition for the periods presented (in millions):

	Year ended December 31,
	2011	2010	2009
Revenues	$55	$59	$122
Loss before taxes	(5)	(3)	(89)
Gain (loss) on disposals, net of tax	—	(2)	26

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net loss attributable to Host Inc. is allocated between continuing and discontinued operations as follows (in millions):

	Year ended December 31,
	2011	2010	2009
Loss from continuing operations, net of tax	$(10)	$(126)	$(191)
Discontinued operations, net of tax	(5)	(4)	(61)

Net loss attributable to Host Hotels & Resorts, Inc.	$(15)	$(130)	$(252)

Net loss attributable to Host L.P. is allocated between continuing and discontinued operations as follows (in millions):

	Year ended December 31,
	2011	2010	2009
Loss from continuing operations, net of tax	$(10)	$(128)	$(195)
Discontinued operations, net of tax	(5)	(4)	(62)

Net loss attributable to Host Hotels & Resorts, L.P.	$(15)	$(132)	$(257)

11. Acquisitions

We record the assets acquired, liabilities assumed and any non-controlling interests at the estimated fair value as of the acquisition date. Furthermore, acquisition-related costs, such as broker fees, transfer taxes, due diligence costs and legal and accounting fees, are expensed in the period incurred and are not capitalized or applied in determining the fair value of the acquired assets. We acquired 10 hotels during 2011 and recorded $5 million of acquisition-related expenses and acquired four hotels during 2010 and recorded $8 million of acquisition-related expenses. For 2011 and 2010, our acquisitions were as follows:

•	On September 1, 2011, we acquired the remaining 51% partnership interest in the Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort, for $11 million.

•

On April 29, 2011, we acquired a 75% common voting interest and a preferred interest in the joint venture that owns the 364-room Hilton Melbourne South Wharf, Australia. The total transaction value, including the 25% voting interest retained by the previous owners, was A$142 million ($152 million) and included the assumption of an existing A$80 million ($86 million) mortgage loan. We are entitled to receive a cumulative priority return of 12% based on our initial investment of A$45 million ($48 million), plus 75% of the distributable cash after our partner’s subordinated preferred interest.

•	On March 23, 2011, we acquired the 775-room New York Helmsley Hotel for $313.5 million. The hotel is managed by Starwood and will be converted to the Westin brand in 2012.

•

On March 17, 2011, we acquired the 1,625-room Manchester Grand Hyatt San Diego for $572 million (which includes the payment of $19 million for the existing FF&E replacement fund). The transaction was comprised of cash consideration of $566 million, including the repayment of $403 million of existing loans, and the issuance of approximately 0.3 million OP units valued at $6 million. We also issued approximately 4 million Class F preferred units with a per unit liquidation preference of $25, for an aggregate amount of $99.5 million. We received a note from the seller equal in value to the preferred units issued. The interest rate on the note receivable is 25 basis points less than the dividend rate on the preferred units. In accordance with ASC 505, a right of setoff exists between the note receivable and the preferred units, as the proceeds from the redemption of the preferred units must be used to repay the note receivable. Therefore, these two instruments are recorded net on our consolidated balance sheet.

•

On February 18, 2011, we acquired a portfolio of hotels in New Zealand for approximately NZ$190 million ($145 million), at which time we entered into an NZ$105 million ($80 million) mortgage. The properties are operated by Accor under the ibis and Novotel brands. The portfolio is comprised of the following hotels:

•	The 273-room Hotel Novotel Queenstown Lakeside;

•	The 193-room Hotel Novotel Christchurch Cathedral Square;

•	The 147-room Hotel Novotel Auckland Ellerslie;

•	The 139-room Hotel Novotel Wellington;

•	The 200-room Hotel ibis Wellington;

•	The 155-room Hotel ibis Christchurch; and

•	The 100-room Hotel ibis Ellerslie.

•	On September 30, 2010, we acquired the 245-room JW Marriott, Rio de Janeiro for approximately R$80 million ($47 million).

•

On September 2, 2010, we formed a joint venture to purchase the 270-room W New York, Union Square. We have a 90% interest and serve as the managing member of the joint venture. The joint venture purchased the hotel for $188 million,

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which, in addition to cash consideration, included the assumption of $115 million of mortgage debt, with a fair value of $119 million, and other liabilities valued at $8.5 million. Additionally, in conjunction with the acquisition, the joint venture purchased restricted cash and FF&E reserve funds at the hotel of $11 million.

•	On August 11, 2010, we acquired the 424-room Westin Chicago River North for approximately $165 million.

•

On July 22, 2010, we acquired the leasehold interest in the 266-room Le Méridien Piccadilly in London, England for £64 million ($98 million), including cash consideration of approximately £31 million ($47 million) and the assumption of a £33 million ($51 million) mortgage, which approximates fair value. As part of the purchase of the leasehold interest, we acquired restricted cash at the hotel of £4 million ($6 million). In connection with the acquisition, we assumed a capital lease obligation which we valued at £38 million ($58 million). We also recorded a deferred tax liability of £19 million ($30 million) and a deferred tax asset of £11 million ($17 million) and goodwill of £8 million ($13 million) related to the difference in the hotel valuation measured at fair value on the acquisition date and the tax basis of the assets acquired. We drew £37 million ($56 million) from our credit facility to fund the cash portion of the acquisition. On June 28, 2011, we transferred the Le Méridien Piccadilly to the Euro JV Fund II (see Note 3 “Investments in Affiliates”).

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in our 2011 and 2010 acquisitions (in millions):

	As of December 31,
	2011	2010
Property and equipment	$1,174	$557
Goodwill	—	13
Intangible asset	7	—
Deferred tax asset	10	17
Restricted cash, FF&E reserve and other assets	20	24

Total assets	$1,211	$611

Mortgage debt	$(86)	$(168)
Capital lease obligation	—	(58)
Deferred tax liability	(13)	(30)
Other liabilities	(6)	(13)

Net assets acquired	$1,106	$342

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our summarized unaudited consolidated pro forma results of operations, assuming the 2011 and 2010 acquisitions occurred on January 1, 2010 and excluding the acquisition costs discussed above, are as follows (in millions, except per share and per unit amounts):

	Year ended December 31,
	2011	2010
Revenues	$5,011	$4,745
Income (loss) from continuing operations	7	(118)
Net income (loss)	2	(122)

Host Inc.:
Net income (loss) available to common shareholders	$3	$(128)
Basic earnings (loss) per common share:
Continuing operations	$.01	$(.19)
Discontinued operations	(.01)	(.01)

Basic earnings (loss) per common share	$—	$(.20)

Diluted earnings (loss) per common share:
Continuing operations	$.01	$(.19)
Discontinued operations	(.01)	(.01)

Diluted earnings (loss) per common share	$—	$(.20)

Host L.P.:
Net income (loss) available to common unitholders	$3	$(130)
Basic earnings (loss) per common unit:
Continuing operations	$.01	$(.20)
Discontinued operations	(.01)	—

Basic earnings (loss) per common unit	$—	$(.20)

Diluted earnings (loss) per common unit:
Continuing operations	$.01	$(.20)
Discontinued operations	(.01)	—

Diluted earnings (loss) per common unit	$—	$(.20)

For 2011 and 2010, we have included $355 million and $57 million of revenues, respectively, and $35 million and $3 million of net income, respectively, in our consolidated statements of operations related to the operations of the hotels and golf club acquired in 2011 and 2010.

12. Notes Receivable

On April 13, 2010, we acquired, at a discount, the two most junior tranches of a €427 million ($581 million) mortgage loan that is secured by six hotels located in Europe with a face value of €64 million ($87 million). Interest payments for the tranches are based on the 90-day EURIBOR rate plus 303 basis points, or approximately 4.6%. The borrower is current on amounts due under the notes. We record interest income on the loan based on the implicit interest rate required to accrete the book value of the receivable to an amount equal to the expected cash receipts for both the principal and interest through maturity. For 2011 and 2010, we recorded interest income of €13 million ($17 million) and €3 million ($4 million), respectively. The loan matures on October 18, 2012.

13. Fair Value Measurements

Overview

We have adopted the provisions under GAAP for both recurring and non-recurring fair value measurements. Our recurring fair value measurements consist of the valuation of our derivative instruments, the majority of which are designated as accounting hedges. Non-recurring fair value measurements during 2011 consisted of the impairment of two of our hotel properties, one of which was sold in 2011.

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (“observable inputs”) and a reporting entity’s own assumptions about market data (“unobservable inputs”). The requirements are intended to increase the consistency and comparability of fair value measurements and related disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an “exit price”). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy. The three levels are as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2 — Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means.

Level 3 — Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

The following table details the fair value of our financial assets and liabilities that are required to be measured at fair value on a recurring basis, as well as non-recurring fair value measurements that we completed during 2011 (there were none in 2010) due to the impairment of non-financial assets (in millions):

		Fair Value at Measurement Date Using
	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fair Value Measurements on a Recurring Basis:
Interest rate swap derivatives (1)	$6.7	$—	$6.7	$—
Forward currency sale contracts (1)	10.8	—	10.8	—
Fair Value Measurements on a Non-recurring Basis:
Impaired hotel properties held and used (2)	5	—	5	—
Impaired hotel properties sold (2)	—	—	6	—

		Fair Value at Measurement Date Using
	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fair Value Measurements on a Recurring Basis:
Interest rate swap derivatives (1)	$10.6	$—	$10.6	$—
Forward currency sale contracts (1)	6.9	—	6.9	—

(1)	These derivative contracts have been designated as hedging instruments.
(2)	The fair value measurements are as of the measurement date of the impairment and may not reflect the book value as of December 31, 2011 and 2010, respectively.

Derivatives and Hedging

Interest rate swap derivatives designated as cash flow hedges. We have designated our floating-to-fixed interest rate swap derivatives as cash flow hedges. The derivatives are valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk when we calculate the fair value of the swaps. Changes in the fair value of the derivatives are recorded to other comprehensive income (loss) on the accompanying balance sheets. The hedges were fully effective as of December 31, 2011.

In connection with the acquisition of the Hilton Melbourne South Wharf on April 29, 2011, we assumed an interest rate swap agreement with a notional amount of A$80 million ($86 million) related to its mortgage debt. In November 2011, as part of the refinancing of this loan, we paid approximately $1 million to settle the original swap and entered into a new interest rate swap with a notional amount of A$61.5 million ($60 million) and a maturity date of November 23, 2016. The purpose of the interest rate swap is to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hedge against changes in cash flows (interest payments) attributable to fluctuations in the Reuters BBSY. As a result, we will pay an all-in rate of 6.7% on the notional amount of the swap. We designated the derivative as a cash flow hedge. As a result of the change in fair value of this swap, a $0.3 million loss was recorded to other comprehensive income (loss), net of tax. As of December 31, 2011, we recorded a liability of $0.4 million related to the fair value of this swap.

On February 18, 2011, we entered into an interest rate swap agreement with a notional amount of NZ$79 million ($60 million) related to the mortgage debt on the seven properties acquired in New Zealand on February 18, 2011. We entered into the swap in order to hedge against changes in cash flows (interest payments) attributable to fluctuations in the 3-month NZ$ Bank Bill rate. As a result, we will pay an all-in rate of 7.15% on the notional amount of the swap. We have designated the derivative as a cash flow hedge. As a result of the change in fair value of this derivative, a $2.7 million loss was recorded to other comprehensive income (loss), net of tax. As of December 31, 2011, we recorded a liability of $3.8 million related to the fair value of this swap.

Interest rate swap derivatives designated as fair value hedges. We have designated our fixed-to-floating interest rate swap derivatives as fair value hedges. We enter into these derivative instruments to hedge changes in the fair value of fixed-rate debt that occur as a result of changes in market interest rates. The derivatives are valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. The changes in the fair value of the derivatives are largely offset by corresponding changes in the fair value of the underlying debt due to changes in the 3-month LIBOR rate, which change is recorded as an adjustment to the carrying amount of the debt. Any difference between the change in the fair value of the swap and the change in the fair value in the underlying debt, which was not significant for the periods presented, is considered the ineffective portion of the hedging relationship and is recognized in net income (loss).

We have three fixed-to-floating interest rate swap agreements for an aggregate notional amount totaling $300 million related to The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa mortgage loan in the amount of $300 million. As of December 31, 2011 and December 31, 2010, we recorded assets of $10.9 million and $10.6 million, respectively, related to the fair value of the swaps. During 2011 and 2010, the fair value of the swaps increased $0.3 million and $11.6 million, respectively. As a result, we will pay a floating interest rate equal to the 3-month LIBOR plus a spread which ranges from 2.7% to 3.2%, as opposed to the fixed rate of 5.531%, on the notional amount of $300 million through March 1, 2014.

Foreign Currency Forward Sale Contracts. We have six foreign currency forward sale contracts that hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in foreign operations. These derivatives are considered hedges of the foreign currency exposure of a net investment in a foreign operation and are marked-to-market with changes in fair value recorded to accumulated other comprehensive income (loss) within the equity portion of our balance sheet. The forward sale contracts are valued based on the forward yield curve of the foreign currency to U.S. Dollar forward exchange rate on the date of measurement. We also evaluate counterparty credit risk when we calculate the fair value of the derivatives. The following table summarizes our foreign currency sale contracts (in millions):

Transaction Date Range	Total Transaction Amount in Foreign Currency		Total Transaction Amount in Dollars	Forward Purchase Date Range	Fair Value As of December 31,		Change in Fair Value Year ended December 31,
					2011	2010	2011	2010
February 2008-July 2011		€100	$140	October 2012- August 2015	$8.8	$6.9	$1.9	$5.2
July 2011	NZ$	30	$25	August 2013	$1.9	$—	$1.9	$—

During 2011, we entered into the following forward sale contracts, all of which are reflected in the chart above:

•

On July 15, 2011, we entered into two forward sale contracts totaling €50 million ($69 million) in order to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the Euro JV. Under the contract, we will sell the Euro amount and receive the U.S. dollar amount on the forward purchase dates of October 22, 2012 and August 18, 2015. Additionally, we entered into a forward purchase contract to net-settle the existing February 2008 €30 million foreign currency sale contract and received cash of $0.4 million on the settlement date of August 18, 2011. Following these transactions, we have hedged our foreign currency exposure related to €100 million ($140 million) of our net investment in the Euro JV.

•

On July 29, 2011, we entered into an NZ$30 million ($25 million) forward sale contract in order to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in HHR New Zealand Holdings Limited. Under the contract, we will sell the NZ dollar amount and receive the U.S. dollar amount on August 2, 2013.

Other Assets and Liabilities

Fair Value of Other Financial Assets and Liabilities. We did not elect the fair value measurement option for any of our other financial assets or liabilities. Notes receivable and other financial assets are valued based on the expected future cash flows discounted

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

at risk-adjusted rates and are adjusted to reflect the effects of foreign currency translation. Valuations for secured debt and our credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior Notes and the Exchangeable Senior Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts. The fair value of certain financial assets and liabilities and other financial instruments are shown below (in millions):

	As of December 31,
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Mortgage notes	$65	$76	$55	$77
Financial liabilities
Senior notes	3,641	3,772	3,093	3,200
Exchangeable Senior Debentures	902	1,076	1,156	1,471
Credit facility	117	117	58	58
Mortgage debt and other, net of capital leases	1,091	1,114	1,110	1,107

14. Gain on Insurance Settlement

On February 22, 2011, Christchurch, New Zealand experienced an earthquake that resulted in substantial damage to two of the hotels we purchased as part of the seven hotel New Zealand portfolio in the first quarter of 2011. These hotels included the Hotel Novotel Christchurch Cathedral Square and the Hotel ibis Christchurch. Repairs are in progress at both properties; however, the historic portion of the Novotel, the Warners building, has been demolished. The properties are expected to remain closed until at least the third quarter of 2012 and potentially longer. We believe we have sufficient coverage under the insurance policy of our property manager for both property and business interruption. We estimate that the economic loss will be capped at approximately $3 million based on the maximum deductible under our insurance policy and we accrued this loss in the second quarter of 2011. The city also experienced a second significant earthquake on June 13, 2011 and further aftershocks in December of 2011. While evaluations of the properties are ongoing, we do not believe the effects of these earthquakes and aftershocks were significant and have not accrued any additional losses.

During 2011, as a result of the earthquake, we estimate we incurred approximately $22 million of property damage, which amount represents the book value of the properties and equipment written off, and the related repairs and clean-up costs incurred. Gains on property insurance proceeds represent proceeds received in excess of the insurance receivable, which receivable represents the book value of the damaged assets that were written-off. Any gains resulting from insurance proceeds are not recognized until all contingencies are resolved. During 2011, we recognized a gain of $2 million for the receipt of business interruption insurance proceeds. As of December 31, 2011, we have received $8 million of cash and an outstanding insurance receivable of $13 million was included in other assets, representing claims for property damage and business interruption.

15. Relationship with Marriott International

We have entered into various agreements with Marriott, or one of their subsidiaries, including agreements for the management of approximately 61% of our owned hotels, the management of 53 hotels leased from HPT, financing for the JW Marriott, Mexico City, Mexico and certain limited administrative services.

In 2011, 2010 and 2009, we paid Marriott $119 million, $111 million and $105 million, respectively, of hotel management fees for our owned hotels and approximately $1 million in franchise fees for each of 2011, 2010 and 2009. Additionally, in 2011 and 2010, we paid $11 million and $7 million, respectively, of management fees for the hotels leased from HPT.

We enter into negotiations with Marriott from time to time in order to secure mutually beneficial modifications to the terms of management agreements on an individual or portfolio-wide basis, typically in connection with repositioning projects or substantial capital investments at our properties. We have negotiated amendments to various management agreements with Marriott and have agreed, among other matters, to waive performance termination tests, modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts. As part of these negotiations, Marriott agreed to make cash payments to us, over time, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels, to waive certain deferred management fees and to modify the incentive management fee on certain contracts. We agreed to use a portion of Marriott’s cash payments for brand reinvestment projects at various hotels in our portfolio.

16. Hotel Management Agreements and Operating and License Agreements

All of our hotels are managed by third parties pursuant to management or operating agreements, with some of those hotels also being subject to separate license agreements addressing matters pertaining to operation under the designated brand. Under these

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements, the managers generally have sole responsibility for all activities necessary for the day-to-day operation of the hotels, including establishing room rates, processing reservations and promoting and publicizing the hotels. The managers also provide all employees for the hotels, prepare reports, budgets and projections, and provide other administrative and accounting support services to the hotels. For the majority of our properties, we have approval rights over budgets, capital expenditures, significant leases and contractual commitments, and various other matters.

The initial term of our agreements generally is 15 to 25 years, with one or more renewal terms at the option of the manager. The majority of our agreements condition the manager’s right to exercise options for renewal upon the satisfaction of specified economic performance criteria. The manager typically receives a base management fee, which is calculated as a percentage (generally 2-3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 10-20%) of operating profit after the owner has received a priority return on its investment. In the case of our Starwood-managed hotels, the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Starwood under a separate license agreement pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Under the license agreement Starwood generally receives 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales in addition to a base management fee.

As part of the agreements, the manager furnishes the hotels with certain chain services, which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers generally will sponsor a guest rewards program, the costs of which will be charged to all of the hotels that participate in such program.

We are obligated to provide the manager with sufficient funds, generally 5% of the revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized, and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

We generally are limited in our ability to sell, lease or otherwise transfer the hotels unless the transferee assumes the related management agreement. However, most agreements include owner rights to terminate the agreements on the basis of the manager’s failure to meet certain performance-based metrics. Typically, these criteria are subject to the manager’s ability to ‘cure’ and avoid termination by payment to us of specified deficiency amounts (or, in some instances, waiver of the right to receive specified future management fees).

In addition to any performance-based or other termination rights, we have negotiated with Marriott and Starwood specific termination rights related to specific agreements. These termination rights can take a number of different forms, including termination of agreements upon sale that leave the property unencumbered by any agreement; termination upon sale provided that the property continues to be operated under a license or franchise agreement with continued brand affiliation; as well as termination without sale or other condition, which may require payment of a fee. These termination rights also may restrict the number of agreements that may be terminated over any annual or other period; impose limitations on the number of agreements terminated as measured by EBITDA; require that a certain number of properties continue to maintain the brand affiliation; or be restricted to a specific pool of assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Geographic and Business Segment Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our office buildings) are immaterial and meet the aggregation criteria, and thus, we report one segment: hotel ownership. Our foreign operations consist of hotels in six countries. In June 2011, we transferred our hotel in the United Kingdom to the Euro JV Fund II. There were no intersegment sales during the periods presented. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2011		2010		2009
	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net
United States	$4,671	$10,874	$4,200	$10,095	$3,956	$10,013
Australia	27	136	—	—	—	—
Brazil	33	42	8	48	—	—
Canada	115	126	109	131	96	135
Chile	28	58	29	56	25	53
Mexico	24	23	21	29	17	30
New Zealand	32	124	—	—	—	—
United Kingdom	17	—	17	155	—	—

Total	$4,947	$11,383	$4,384	$10,514	$4,094	$10,231

18. Guarantees and Contingencies

We have certain guarantees which consist of commitments made to third parties for leases or debt that are not recognized in our consolidated financial statements due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances, including the default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $14 million as of December 31, 2011.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership to Barceló as part of the REIT conversion, but we remain obligated under a guarantee of interest and principal with respect to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that the likelihood of any material payments related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

•

We acquired two properties with environmental liabilities, primarily asbestos in non-public areas of the properties, for which we have recorded the present value of the liability, or approximately $3 million. The amount is based on management’s estimate of the timing and future costs to remediate the liability. We will record the accretion expense over the period we intend to hold the hotel or until the item is remediated.

19. Legal Proceedings

On April 27, 2005, we initiated a lawsuit against Keystone-Texas Property Holding Corporation (“Keystone”) seeking a declaration that a provision of the ground lease for the property under the San Antonio Marriott Rivercenter was valid and claiming that Keystone had breached that lease provision. On October 18, 2006, Keystone filed an amended counterclaim and later, a third party claim, alleging that we had tortuously interfered with Keystone’s attempted sale of the property and that we slandered Keystone’s title to the property.

On February 8, 2010, we received an adverse jury verdict in the 166th Judicial District Court of Bexar County, Texas. The jury found that we tortuously interfered with the attempted sale by Keystone of the land under the San Antonio Marriott Rivercenter and awarded Keystone $34.3 million in damages, plus statutory interest. In addition, the jury found that we slandered Keystone’s title to the property and awarded Keystone $39 million in damages, plus statutory interest. Keystone only will be entitled to receive one of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these damage awards. On February 12, 2010, the jury awarded Keystone $7.5 million in exemplary damages with respect to the second claim. The trial court, however, subsequently granted our motion to disregard the jury’s exemplary damages award. On June 3, 2010, the trial court issued its final judgment, awarding Keystone: $39 million in damages for slander of title; alternatively, $34.3 million for tortuous interference of contract; as well as pre-judgment and post-judgment interest and attorneys’ fees, expenses, and costs.

On November 23, 2011, a three-judge panel of the San Antonio Court of Appeals issued its memorandum opinion denying our appeal of the trial court’s June 3, 2010 final judgment. In addition, the panel overturned the trial court’s decision to grant our motion to disregard the jury’s $7.5 million award of exemplary damages.

We believe that the memorandum opinion contains numerous legal errors and we intend to continue to vigorously pursue these issues on appeal. On January 17, 2012, we filed a motion seeking rehearing from the three-judge panel and a motion for rehearing by the entire seven-judge court of appeals. Based on the court decisions reached to date, we believe our maximum exposure for the Keystone litigation is $63 million. After consideration of the range of possible outcomes, we have accrued a potential litigation loss of approximately $56 million.

We are involved in various legal proceedings in the normal course of business regarding the operation of our hotels. To the extent not covered by insurance, these legal proceedings generally fall into the following broad categories: disputes involving hotel-level contracts, employment litigation, compliance with laws, such as the Americans with Disabilities Act, and other general matters. Under our management agreements, our operators have broad latitude to resolve individual hotel-level claims generally for amounts less than $150,000. However, for matters exceeding such threshold, our operators may not settle claims without our consent. Based on our analysis of legal proceedings with which we are currently involved or of which we are aware and our experience in resolving similar claims in the past, we have accrued approximately $5 million as of December 31, 2011 and estimate that, in the aggregate, our losses related to these proceedings could be as much as $12 million. We are not aware of any other matters with a reasonably possible negative outcome for which disclosure of a loss contingency is required. No assurances can be given as to the outcome of any pending legal proceedings.

20. Quarterly Financial Data (unaudited)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share/unit amounts)
Host Hotels & Resorts, Inc.:
Revenues	$891	$1,284	$1,131	$1,641
Operating profit (loss)	(3)	151	54	123
Income (loss) from continuing operations	(60)	66	(36)	19
Income (loss) from discontinued operations	—	(2)	1	(3)
Net income (loss)	(60)	64	(35)	16
Net income (loss) attributable to Host Hotels & Resorts, Inc.	(60)	62	(33)	17
Net income (loss) available to common stockholders	(60)	62	(33)	17
Basic income (loss) per common share:
Continuing operations	(.09)	.09	(.05)	.03
Discontinued operations	—	—	—	(.01)
Net income (loss)	(.09)	.09	(.05)	.02
Diluted income (loss) per common share:
Continuing operations	(.09)	.09	(.05)	.03
Discontinued operations	—	—	—	(.01)
Net income (loss)	(.09)	.09	(.05)	.02
Host Hotels & Resorts, L.P.(1):
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(61)	63	(34)	17
Net income (loss) available to common unitholders	(61)	63	(34)	17
Basic income (loss) per common unit:
Continuing operations	(.09)	.09	(.05)	.03
Discontinued operations	—	—	—	(.01)
Net income (loss)	(.09)	.09	(.05)	.02
Diluted income (loss) per common unit:
Continuing operations	(.09)	.09	(.05)	.03
Discontinued operations	—	—	—	(.01)
Net income (loss)	(.09)	.09	(.05)	.02

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share/unit amounts)
Host Hotels & Resorts, Inc.:
Revenues	$812	$1,102	$993	$1,477
Operating profit (loss)	(1)	110	23	91
Income (loss) from continuing operations	(82)	20	(61)	(5)
Loss from discontinued operations	(2)	(1)	—	(1)
Net income (loss)	(84)	19	(61)	(6)
Net income (loss) attributable to Host Hotels & Resorts, Inc.	(84)	18	(58)	(6)
Net income (loss) available to common stockholders	(86)	12	(58)	(6)
Basic income (loss) per common share:
Continuing operations	(.13)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.13)	.02	(.09)	(.01)
Diluted income (loss) per common share:
Continuing operations	(.13)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.13)	.02	(.09)	(.01)
Host Hotels & Resorts, L.P.(1):
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(85)	18	(59)	(6)
Net income (loss) available to common unitholders	(87)	12	(59)	(6)
Basic income (loss) per common unit:
Continuing operations	(.14)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.14)	.02	(.09)	(.01)
Diluted income (loss) per common unit:
Continuing operations	(.14)	.02	(.09)	(.01)
Discontinued operations	—	—	—	—
Net income (loss)	(.14)	.02	(.09)	(.01)

(1)	Other income statement line items not presented for Host L.P. are equal to the amounts presented for Host Inc.

The sum of the basic and diluted earnings per common share and OP units for the four quarters in all years presented differs from the annual earnings per common share and OP units due to the required method of computing the weighted average number of shares and OP units in the respective periods.

21. Subsequent Events

Debt

On June 7, 2012, we issued a $100 million mortgage loan secured by the Hyatt Regency Reston. The loan bears interest at 1-month LIBOR plus 310 basis points and matures on July 1, 2016, with an additional one-year extension subject to meeting debt service and loan-to-value requirements and other conditions.

On March 22, 2012, we issued $350 million 5 1/4% Series A senior notes due 2022. The net proceeds of the offering of approximately $344 million, and available cash, were used to repay the $113 million principal amount outstanding of the 7.5% mortgage secured by the JW Marriott, Washington, D.C., and to redeem $250 million of our 6 7/8% Series S senior notes due in 2014. Additionally, on May 29, 2012 we redeemed the remaining $250 million principal amount of our Series S senior notes, resulting in a total second quarter 2012 loss on extinguishment of $13 million.

On April 16, 2012 the holders of $386 million face amount of 2.625% exchangeable senior debentures due 2027 exercised their option to require us to repurchase their debentures at par.

Capital Transactions

On April 24, 2012, we entered into Sales Agency Financing Agreements with BNY Mellon Capital Markets, LLC and Scotia Capital (USA) Inc., through which Host Inc. may issue and sell, from time to time, shares having an aggregate offering price of $400 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in “at the market” offerings under SEC rules, including sales made directly on the NYSE. During the second quarter of 2012, we issued 3.1 million shares of common stock under this program, at an average price of $15.75 per share, for proceeds of approximately $48 million, net of $0.5 million of commissions.

During the first quarter of 2012, we issued the remaining $174 million of capacity under the Sales Financing Agreement with BNY Mellon Capital Markets, LLC entered into on April 21, 2011 through the issuance of 11.1 million shares of common stock, at an average price of $15.67 per share, for net proceeds of approximately $172 million, net of $2 million of commissions.

Acquisitions

On July 16, 2012, we acquired the 888-room Grand Hyatt Washington, D.C. for approximately $400 million. In connection with the acquisition, we paid a $7 million termination fee to settle the seller’s liability for the interest rate swap derivative associated with the previous mortgage on the property, which mortgage was repaid at closing by the seller, and acquired other related assets for $2 million. Additionally, we incurred $6 million of closing costs and acquired a $6 million FF&E replacement fund. Due to the timing between the date of the acquisition and issuance of this report, we have not completed the final accounting for the acquisition and, therefore, we have not disclosed pro forma financial information.

On June 8, 2012, we acquired land and entered into a construction agreement to develop two hotels in Rio de Janeiro, Brazil. We expect to spend a total of approximately R$129 million ($72 million) to develop the hotels and have spent approximately R$47 million ($23 million). The hotels will be managed by Accor under the ibis and Novotel brands.